Exhibit 24(b)(8.95) Amendment No. 3 to Selling and Services Agreement

            The Selling and Services Agreement (the “Agreement”), dated August 18, 1998 and amended as of July 1, 1999 and December 21, 1999, between ING Financial Advisers, LLC f/k/a Aetna Investment Services, Inc., ING Life Insurance and Annuity Company f/k/a Aetna Life Insurance and Annuity Company ("ILIAC") (collectively "ING"), and Pioneer Funds Distributor, Inc. (the “Distributor”), is hereby amended, with effect from March 1, 2003, as set forth below.  The Distributor is a member of the UniCredito Italiano Banking Group, Register of Banking Groups.  Unless otherwise indicated in this Amendment, capitalized terms shall have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, the parties reserved to themselves the right to amend the Agreement from time to time in a writing executed by the parties; and

WHEREAS, the parties now desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree that the Agreement shall be amended as follows.

1. All references in the Agreement (including any Exhibits thereto) to "Aetna Investment Services, Inc. ("AISI")," are hereby deleted and replaced with “ING Financial Advisers, Inc."

            2.         All references in the Agreement (including any Exhibits thereto) to "Aetna Life Insurance and Annuity Company ("ALIAC")," are hereby deleted and replaced with ING Life Insurance and Annuity Company ("ILIAC").

3. Section 4 of the Agreement is hereby deleted in its entirety and replaced with a new Section 4 as follows:

4. Fees.

(a) Servicing Fee

            Administrative services to the Plans and Participants shall be the responsibility of ILIAC and shall not be the responsibility of the Fund or the Distributor.  The Distributor recognizes ILIAC as the sole shareholder under this Agreement, and that substantial savings will be derived in administrative expenses and shareholder communications, by virtue of having a sole shareholder rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, Distributor or its designee agrees to pay to ILIAC a servicing fee:

            (i) for Class A shares, on the annual rate of x.xx% (x.xxxx% quarterly) of the average net assets invested in the Funds in each calendar quarter; provided that such fee does not exceed the equivalent of $xx per Participant per Fund per annum. This fee shall be payable quarterly in arrears, as invoiced by ILIAC to the Distributor for the amount of such fee; and

                        (ii) for Class R Shares, in consideration of ILIAC providing services under each Fund’s Class R Shares Service Plan (the “Service Plan”) to Participants holding shares of Class R Shares of the Funds, including but not limited to (a) acting as the shareholder of record and nominee for Participants, (b) maintaining account records for each Participant and participant beneficially owning Class R Shares, (c) processing orders to purchase, redeem and exchange Class R Shares on behalf of Participants, and handling the transmission of funds representing the purchase price or redemption proceeds and (d) addressing Participants’ questions regarding their accounts and the Funds, Distributor agrees to pay to the ILIAC a servicing fee, on the annual rate of x.xx% (x.xxxx% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter, as invoiced by ILIAC to the Distributor for the amount of such fees.  ILIAC agrees that the services that it shall provide shall not include distribution services primarily intended to result in the sale of Fund shares.  Distributor has no obligation to make any such payments and ILIAC hereby waives any such payments until the Distributor receives monies therefor from the Fund.  The amount of compensation payable to ILIAC during any one year for its services with respect to Class R Shares of a Fund shall not exceed the maximum permitted by the Service Plan, as described in the Fund’s prospectus.

(b) Distribution Related Fees

            In accordance with the Fund’s plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to ILIAC at an annual rate of x.xx% (x.xxxx% quarterly) for Class A shares and x.xx% (x.xxx% quarterly) for Class R shares, of the average net assets invested in the Funds in each calendar quarter.  Distributor will make such payments within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to ILIAC for the quarter and such other supporting data as may be reasonably requested by ILIAC.

(c) Other

            For services provided by ILIAC to Plans and Participants who allocate value under their contract to Class R shares of the Funds, the Distributor agrees to pay out of its own funds an annual fee of x.xx% (x.xxx% quarterly).  Distributor will make such payments within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to ILIAC for the quarter and such other supporting data as may be reasonably requested by ILIAC.

The Distributor shall not be responsible for payment of fees where the Distributor has a pre-existing agreement with regard to such account covered by this Agreement.

4. Subsection 15 of the Agreement is hereby deleted in its entirety and replaced with a new Section 15 as follows:

15. Miscellaneous.

(a) Amendment and Waiver. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

      (b) Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To the ING Financial Advisers, LLC/ILIAC:

ING Financial Advisers, LLC/ING Life Insurance and Annuity Company 151 Farmington Avenue Hartford, Connecticut 06156 Attn: Michael A. Pignatella

To the Distributor:

Pioneer Funds Distributor, Inc. 60 State Street Boston, MA 02109 Attn: Steven Graziano

Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e) Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f) Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

(g) Non Exclusivity. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

(h) Confidentiality.  Each Party will treat confidentially, by not disclosing to unaffiliated persons, all information and documentation provided by the other parties or relating to the Plans (including the identity of the Plans and information regarding the participants) except (i) to the Trustees of the Plans, the administrators of the Plans or any person as may be necessary in connection with the proper operation of this Agreement and the Plans, (ii) in connection with an audit or regulatory examination, or (iii) as may be otherwise be legally required.

(i) Anti-Money Laundering.  Each party agrees to establish and maintain policies and procedures required by the federal, state or local law to detect and prevent money laundering, and each party shall cooperate with the other to the extent required by law to facilitate implementation of each other's anti-money laundering program.

(j) Market Timing.  ING will monitor participant trading activity and will attempt to discourage excessive trading activity. ING's efforts may include sending warning letters to participants who are engaging in excessive trading and suspending participants' electronic or phone trading privileges.

5. Exhibit A of the Agreement is hereby deleted in its entirety and replaced with a new attached Amended Exhibit A.

Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

ING Life Insurance and Annuity Company	Pioneer Funds Distributor, Inc.

By: /s/ Laurie M. Tillinghast	By: /s/ Benz

Title: VP	Title: EVP Distribution

ING Financial Advisers, Inc.

By: /s/ Christina Lareau

Title:VP ING Financial Adv.

Exhibit A
As amended on March 1, 2003

Pioneer Fund – Class A and Class R
Pioneer Equity Income Fund – Class A and Class R
Pioneer Growth Shares – Class A and Class R
Pioneer Mid Cap Value Fund – Class A and Class R
Pioneer High Yield Fund – Class A and Class R
Pioneer Strategic Income Fund – Class A and Class R